[LETTERHEAD OF WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.]

Exhibit 5.18

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Washington counsel to Yakima HMA, LLC, a Washington limited liability company (the “Washington Subsidiary Guarantor”), in connection with the Washington Subsidiary Guarantor’s proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May 6, 2015.

In rendering the opinions set forth herein, we have examined and relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below without further investigation or inquiry. The documents listed in (i) through (v) are collectively referred to as the “Corporate Documents” and the documents from (vi) through (xi) are collectively referred to as the “Transaction Documents.” We have reviewed no other documents, corporate records, certificates or other statements as a basis for the opinions herein expressed and, with your consent, the opinions are based solely on a review of the following Corporate Documents and the Transaction Documents:

(i) the Certificate of Formation of the Washington Subsidiary Guarantor filed December 1, 2008 as certified by the Secretary of State of the State of Washington on August 20, 2014 (the “Certificate of Formation”);

(ii) the Articles of Merger of the Washington Subsidiary Guarantor filed December 8, 2008 as certified by the Secretary of State of the State of Washington on August 20, 2014 (the “Articles of Merger”);

(iii) the Third Amended and Restated Limited Liability Company Agreement of the Washington Subsidiary Guarantor dated January 27, 2014 (the “LLC Agreement”);

(iv) the Certificate of Existence/Authorization dated April 27, 2015 from the Secretary of State of the State of Washington as to the existence of the Washington Subsidiary Guarantor (the “Certificate of Existence”);

Community Health Systems, Inc.

May 6, 2015

(v) the certificate with respect to various factual matters signed by an officer of the Issuers and the Washington Subsidiary Guarantor and dated the date of this opinion (the “Officer’s Certificate”);

(vi) the CHS Community Health Systems, Inc. Senior Debt Securities Indenture;

(vii) the CHS Community Health Systems, Inc. Subordinated Debt Securities Indenture;

(viii) the Community Health Systems, Inc. Senior Debt Securities Indenture;

(ix) the Community Health Systems, Inc. Subordinated Debt Securities Indenture;

(x) the Registration Statement; and

(xi) the prospectus contained within the Registration Statement (the “Prospectus”).

We have not undertaken any search of court or other public records for purposes of this letter. We have assumed for purposes of this letter: each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the parties thereto, other than the Washington Subsidiary Guarantor, had the requisite power to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties, other than the Washington Subsidiary Guarantor, and that such documents were duly executed and delivered by each party thereto, other than the Washington Subsidiary Guarantor; and that Issuers and the Washington Subsidiary Guarantor have acted in good faith and without notice of any fact which has caused Issuers and the Washington Subsidiary Guarantor to reach any conclusion contrary to any of the advice provided in this letter.

Without limiting the foregoing, the opinions hereinafter expressed are subject to the following additional assumptions:

A. the Washington Subsidiary Guarantor has received fair value for its execution of Transaction Documents applicable to it.

B. Neither the Issuers nor the Washington Subsidiary Guarantor will in the future take any discretionary action (including the decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach of or default under any other agreement or court order;

C. The Issuers and the Washington Subsidiary Guarantor, as applicable, will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transaction or performance of the Transaction Documents; and

D. All parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

Community Health Systems, Inc.

May 6, 2015

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Washington Subsidiary Guarantor is validly existing under the laws of the State of Washington.

2. The Washington Subsidiary Guarantor has the requisite limited liability company power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

3. The Debt Guarantees, upon being duly authorized by all necessary limited liability company action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for limited liability company law purposes by the Washington Subsidiary Guarantor.

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Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

Our representation of the Washington Subsidiary Guarantor is limited by those specific matters for which we have been engaged. We have no familiarity with the Washington Subsidiary Guarantor’s day-to-day operations, business or financial affairs. In preparing this letter we have relied without further investigation or independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Corporate Documents and Transaction Documents; (iii) factual information provided to us by the Washington Subsidiary Guarantor or its representatives, including, without limitation, the Officer’s Certificate referenced above; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

In rendering the opinion set forth in paragraph (1) above as to the existence of the Washington Subsidiary Guarantor, we have relied exclusively on the Certificate of Existence. In addition, as set forth in the LLC Agreement, the Washington Subsidiary Guarantor is managed by a board of directors currently consisting of Martin G. Schweinhart, W. Larry Cash and Rachel A. Seifert. We assume that such individuals are legally competent to serve as directors and are not suffering from any mental condition or disability that would affect his or her capacity to enter into contracts generally.

As used in this opinion, references to our knowledge or awareness, or words of similar import, refer to the current actual knowledge of attorneys within the firm who have rendered legal services to the Washington Subsidiary Guarantor in connection with the Transaction Documents and the transactions contemplated thereby, and corporate law matters related thereto, and mean that, while such attorneys have not been informed by the Washington Subsidiary Guarantor that the matters stated are factually incorrect

Community Health Systems, Inc.

May 6, 2015

and no information that would give such attorneys current actual knowledge of any such factual inaccuracy has come to such attorneys’ attention, we have not undertaken any independent investigation with respect thereto.

None of the foregoing opinions include any implied opinion, and we specifically express no opinion with respect to compliance with fiduciary duty requirements.

We are admitted to practice law only in the State of Washington. This opinion is limited to the laws of the State of Washington, and we express no opinion herein with respect to any other laws or to the application of the laws of any other jurisdiction. We express no opinion as to whether the laws of any particular jurisdiction apply, and express no opinion to the extent that the laws of any jurisdiction other than the laws of the State of Washington are applicable to the subject matter hereof. Additionally, we disclaim any opinion as to the application of any law of any city, county or other local subdivision or other local governmental authority of the State of Washington. To the extent that any of the documents reviewed by us in connection with this opinion are governed by the laws of any jurisdiction other than the State of Washington, our opinion relating to those documents is based solely upon the apparent meaning of the language without regard to interpretation or construction that might be indicated by the laws governing those agreements and instruments. This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise the Issuers or the Washington Subsidiary Guarantor of any future changes in the facts or law relating to the matters covered by this opinion.We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Hodgson Russ LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Witherspoon, Kelley, Davenport & Toole, P.S.

WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.